UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2007

Commission file number: 0-23687

STOCKGROUP INFORMATION SYSTEMS INC.
(Exact name of small business issuer as specified in its charter)
Colorado	84-1379282
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
Suite 500-750 West Pender Street, Vancouver, British Columbia, V6C 2T7
(Address of principal executive offices)
(604) 331-0995
(Issuer's telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 8, 2007, our company, Stockgroup Information Systems Inc., entered into a purchase agreement with Semotus Solutions Inc. (“Semotus”), whereby our company has agreed to acquire the financial information services assets of Semotus, a Los Gatos, California based provider of mobile enterprise software solutions.

We agreed to pay Semotus up to USD$350,000.00. The purchase price of USD$150,000.00 will be paid on closing of the deal. Semotus will receive up to an additional 30% of gross revenues up to USD$200,000 until the balance is paid if certain conditions are met. The purchase price shall be deemed to be paid in full if any of the following events occur:

(a)	Gross revenue falls below USD$15,000 (Fifteen Thousand Dollars) a month; or
(b)	USD$200,000 in fees have been paid; or
(c)	Two years from the closing date.

The Semotus software targets the individual investor, by employing a polling technology that allows users to schedule data delivery at selected intervals or based on triggering events. We believe the polling technology is a cost-effective alternative to streaming market data solutions in markets where the cost of bandwidth and streaming data is price prohibitive.

Stockgroup is purchasing the following Semotus assets:

(d)	material contracts; and
(e)	intellectual property (including, among others, source code, trademarks, etc.).

In connection with the asset purchase, Semotus will provide Stockgroup with certain transition services subject to the conditions of a signed Transition Services Agreement. Some of these services include, human resources, information technology, accounting and legal services.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement dated May 8, 2007
99.1	Press release dated May 9, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2007

Stockgroup Information Systems Inc.

(Registrant)

By: /s/ Susan Lovell

Susan Lovell

Chief Financial Officer